CHOCK FULL O'NUTS CORPORATION

			      370 Lexington Avenue

			      New York, N.Y. 10017

				  ------------

		    Notice of Annual Meeting of Stockholders

				  ------------

			Friday, December 12, 1997 at 10:00 A.M.

				The Chase Building

			       11th Floor - Room A

				 270 Park Avenue

			    New York, New York 10017

				  ------------

			  PLEASE SIGN, DATE AND RETURN
			  THE ENCLOSED PROXY PROMPTLY

				  ------------

To the Stockholders of
  CHOCK FULL O'NUTS CORPORATION:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of
Chock Full O'Nuts Corporation (the "Company") will be held at The
Chase Building,11th Floor - Room A, 270 Park Avenue, New York, New York 10017 on Friday, December 12, 1997 at 10:00 A.M., Eastern Standard Time, for the following purposes:

1. To elect four directors for three year terms.

2. To ratify the appointment of independent auditors for 1998.

3. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

   Only stockholders of record at the close of business on October 22, 1997 are entitled to notice of and to vote at the meeting or any adjournment thereof.
				   By Order of the Board of Directors
					  MARTIN J. CULLEN
					     Secretary
Dated: New York, N.Y.
October 30, 1997
----------------------------------------------------------------
IMPORTANT: Whether or not you expect to attend the meeting, please complete, date and sign the proxy and return it promptly in the enclosed envelope.

CHOCK FULL O'NUTS CORPORATION
PROXY STATEMENT

  This Statement is furnished to the stockholders of Chock Full O'Nuts Corporation (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the 1997 Annual Meeting of Stockholders of the Company to be held at The Chase Building, 11th Floor - Room A, 270 Park Avenue, New York, New York 10017 on Friday, December 12, 1997 at 10:00 A.M., Eastern Standard Time, and at any adjournments thereof.

  The approximate date on which this Statement and the accompanying proxy will be mailed to stockholders is October 30, 1997. The
Company's Annual Report, including financial statements, has been mailed to stockholders along with this Statement.

  All shares represented by each properly executed, unrevoked proxy received in time for the meeting will be voted as specified. In the absence of any specification, proxies will be voted for the election of the four persons listed herein as nominees as directors and for the ratification of the appointment of Ernst & Young as the Company's independent auditors for 1998. Any proxy may be revoked at any time prior to its exercise, by written notification to the Secretary of the Company.

  The Board of Directors has fixed the close of business on October 22, 1997 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at this meeting. The principal office of the Company is located at 370 Lexington
Avenue, New York, New York 10017.

  At the Record Date, the Company had outstanding approximately
10,736,000 shares of Common Stock, par value $.25 per share. Each share outstanding entitles the holder thereof to one vote.

  The only persons known to the Company to be the beneficial owner of five percent or more of the Company's Common Stock, as of the Record Date, are listed under "Security Ownership of Certain Beneficial
Owners and Management" below.

ELECTION OF DIRECTORS

  At this meeting four directors are to be elected to serve for three-year terms, each to hold office until his successor is duly elected and qualified. It is not contemplated that any nominee will be unable to serve as a director, but if such contingency should occur prior to the meeting, the persons named as proxies in the enclosed proxy or their substitutes (the "Proxies") will have the right to vote for substitute nominees. The Proxies were selected by the Board of Directors of the Company and are directors and officers of the Company. Certain information with respect to each nominee, as well as directors continuing in office, is stated below.



ELECTION OF DIRECTORS

MARK A. ALEXANDER, M.D.-Dr. Alexander was elected to the Board of Directors in October 1993. He is Vice President of Metropolitan Life Insurance Company (a position he had held for more than five years). His responsibilities include managing the decentralized personal life insurance medical underwriting activities for Metropolitan. He is 47 years old.

JERRY COLUMBUS-Mr. Columbus is a strategic planning consultant in the consumer products area and President of Columbus Consulting
Company (a company which provides strategic planning and other management consulting services to mid-sized manufacturers, distributors and retailers), positions he has held for over one year. Prior to that time, for 16 years he was employed by Grant Thornton LLP (the seventh largest U.S. Accounting and Management Consulting Firm). The last 7 of those years he was a management consulting partner providing services to manufacturing and distribution companies. He is 45 years old.

HOWARD M. LEITNER-Mr. Leitner joined the Company in August 1980 as Chief Financial and Accounting Officer and later that year was elected a director. He was President of the Company from August 1986 until February 1995 and currently is a Senior Vice President. He has been a Certified Public Accountant for more than 25 years and for two years prior to joining the Company he was an Audit Manager for Ernst & Whinney (now known as Ernst & Young), the successor to S. D. Leidesdorf & Co., with whom Mr. Leitner had been employed as an accountant for the 15 preceding years. He is 56 years old.

HENRY SALZHAUER-Mr. Salzhauer was elected to the Board of Directors in July 1992. He is a Vice President of Benjamin Partners, Inc. ("BPI"), an investment firm. Prior to December 1993, he was a Vice President of Benjamin Electrical Engineering Works, Inc. ("BEEW"), an electrical contracting company (a position he had held for more than five years). He is 62 years old. In November 1993, BEEW sold its electrical contracting assets, including its name, to Fischbach & Moore, Inc. another electrical contractor, and changed its name to BPI.

During the past year the Company increased the number of directors from nine to ten by adding one Director whose term expires at the 1997 annual meeting. In September 1997, Mr. Jerry Columbus was appointed to the board position which expires at the 1997 annual meeting.


DIRECTORS CONTINUING IN OFFICE:

NORMAN E. ALEXANDER-Mr. Alexander was elected to the Board of Directors in 1982. In February 1994, he was elected non-executive Chairman of the Board of Directors. He is Chairman and Chief Executive Officer of Sequa Corporation, a company providing a broad range of products and services to customers in commercial and government markets (a position he has held for more than five years). He is 83 years old. He is also a director of Richton International Corporation. (Term to expire at the 1998 Annual Meeting).

MARTIN J. CULLEN-Mr. Cullen was elected to the Board of Directors in 1981. He has been Vice President of the Company for over 20 years and in 1981 was also elected Treasurer of the Company. He is 65 years old and has been with the Company for over forty years. His responsibilities are principally in the area of purchasing and he is currently Secretary of the Company. (Term to expire at the 1999 Annual Meeting).

MARVIN I. HAAS-Mr. Haas was elected to the Board of Directors in December 1990. In August 1993, Mr. Haas was elected Chief Executive Officer and in February 1995, he was elected President. He was Vice Chairman of the Board and Chief Operating Officer from October 1991 until February 1995. He was a consultant to the Company from September 1989 to May 1990. Mr. Haas was President and Chief Operating Officer of Swissrose International (a dairy products importer) for a period of more than five years through April 1987 and subsequently was a self-employed consultant until joining the Company. He is 55 years old. (Term to expire at the 1999 Annual Meeting).

STUART Z. KRINSLY-Mr. Krinsly was elected to the Board of Directors in September 1992. He is Senior Executive Vice President and General Counsel of Sequa Corporation, a company providing a broad range of products and services to customers in commercial and government markets (a position he has held for more than five years). He also is a director of Sequa Corporation. He is 80 years old. (Term to expire at the 1998 Annual Meeting).

R. SCOTT SCHAFLER-Mr. Schafler was elected to the Board of Directors in March 1993 and is President of Cortec Group, Inc. (a position he has held for more than five years), a New York based buyout group specializing in the acquisition and operation of middle market manufacturing companies with proprietary technology or leading distribution channels. He is Chairman of the Board of a Cortec Group affiliate, National Controls Corporation, a leading manufacturer of electronic controls for food service companies. He is also President of Cortec Capital Corporation, General Partner of Cortec Group Fund I, LP and the managing partner of entities which manage Cortec Group Fund II, LP (the Funds). Both Funds specialize in the acquisition and operation of middle market manufacturing companies. He is 47 years old. (Term to expire at the 1999 Annual Meeting).

DAVID S. WEIL-Mr. Weil was elected to the Board of Directors in April 1990. He is President and Chief Executive Officer of Ampacet Corporation, a company which is a plastics raw material producer, specializing in the manufacture of color and additive masterbatches used by plastic processors, (a position he has held for more than five years). He is 72 years old. (Term expire at the 1998 Annual Meeting).

Norman E. Alexander is the father of Mark A. Alexander. There is no other family relationship between any officer or director of the Company.

There were five meetings of the Company's Board of Directors held during the Company's last fiscal year. The Board of Directors has a Compensation Committee which is comprised of Henry Salzhauer, R. Scott Schafler and David S. Weil. The Compensation Committee which met three times in fiscal year 1997 performs the function of evaluating the work performance of the Company's executive and administrative employees and determining compensation for such persons. The report of the compensation committee appears on pages 5 and 6 of this proxy statement. The Board of Directors has a Nominating Committee comprised of Norman E. Alexander, Stuart Z. Krinsly and Henry
Salzhauer which evaluates potential members of the Board of Directors.
The Nominating Committee seeks potential nominees for Board membership in many ways and will consider suggestions submitted by stockholders if mailed to the Secretary of the Company. The Board of Directors has an Audit Committee comprised of Mark A. Alexander,
R. Scott Schafler and David S. Weil. This Committee met twice relative to the Company's 1997 fiscal year. The Audit
Committee approved the selection of Ernst & Young as the Company's independent auditors and met with the auditors to review the planned scope and the results of the audit. The Board of Directors has an Executive Committee comprised of Norman E. Alexander, Marvin I. Haas,
Stuart Z. Krinsly and David S. Weil. The Executive Committee may exercixe the power and authority of the Board of Directors when the entire Board is unable to convene. All directors, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of all committees of the Board on which that director served.

EXECUTIVE COMPENSATION AND TRANSACTIONS WITH DIRECTORS, OFFICERS AND PRINCIPAL HOLDERS

The following information is furnished with respect to each of the five highest compensated executive officers of the Company who were executive officers of the Company at any time during the fiscal year ended July 31, 1997:

COMPENSATION TABLE

					      Annual Compensation
						(In Thousands)
					 -------------------------
Name and                      Fiscal                   Other Annual
Principal Position             Year  Salary   Bonus    Compensation
-------------------------     ------ ------   -----    ------------
							    (a)
Marvin I. Haas                 1997   $269    $205          $20
President and                  1996    269
Chief Executive Officer        1995    273     104

Howard M. Leitner              1997    221      84           20
Senior Vice President and      1996    222
Chief Financial Officer        1995    225      92

Thomas Donnell                 1997    163      65            5
President and Chief Executive  1996    167      52
Officer of Cain's Coffee       1995    169      83
Company

Martin J. Cullen               1997    183      45           20
Vice President, Secretary      1996    186
and Treasurer                  1995    193      74

Anthony Fazzari                1997    170      50           11
Senior Vice President  Retail  1996    175      28
Sales and Marketing            1995    186      73
------
(a) Perquisites include use of corporate automobiles (ranging between $1,000 and $10,000) and life insurance (ranging between $3,000 and $10,000).



OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

There were no options/SARs granted during fiscal 1997` to the named executives.

  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

  The following table summarizes options and SARs exercised during fiscal 1997 and presents the value of unexercised options and SARs held by the named executives at fiscal year end:

								 Value of
					    Number of           Unexercised
					    Unexercised         In-the-Money
					    Options/SARs        Options/SARs
					    at Fiscal           at Fiscal
		 Shares                     Year-End             Year-End
		Acquired       Value        Exercisable(E)       Exercisable(E)
Name           on Exercise    Realized      Unexercisable(U)   Unexercisable(U)


Marvin I. Haas       0            0            83,333 E              78,333 E
					      166,667 U             156,667 U
Howard M. Leitner    0            0             5,333 E
					       10,667 U
Thomas Donnell       0            0             3,333 E
						6,667 U
Martin J. Cullen     0            0             3,333 E
						6,667 U
Anthony Fazzari      0            0             3,333 E
						6,667 U


  Restricted stock share holdings at July 31, 1997, for Mr. Leitner and Mr. Cullen amounted to 35,778 shares ($371,000) and 3,577 shares ($37,100), respectively. These shares are to vest ratably through 2001. The unvested portion of the shares are subject to forfeiture in the event the Company terminates employment for Cause or the employee terminates employment for a reason other than death, disability, retirement at or after normal retirement date or Good Reason and to accelerated vesting in the event of termination of employment by the Company for any reason other than Cause or termination of employment by the employee for Good Reason, death, disability or retirement.

The Company established a Benefits Protection Trust with Shawmut
Bank, N.A., ultimately succeeded to by State Street Bank and Trust Company
(the Trust Fund) and contributed $700,000 thereto in 1988. The Trust Fund is to be used for litigation expenses incurred by Company employees, including all executive officers of the Company, in the event that after a Change-in-Control (as defined) the new management of the Company refuses to pay benefits under any employment contract or any employee benefit plan maintained by the Company. At the present time, the Company has no intention of making additional contributions to the Trust Fund.

  As compensation for their services, each independent director (i.e.
a director who is not also an officer or employee of the Company) is paid $16,000 annually in cash. Eash independent director who is a member of the Audit Committee or the Compensation Committee is paid $1,000 for attendance at a meeting of the Committee on which he serves. The
Company does not pay director fees to directors who are employees of the Company.

  Annual pension payments as of July 31, 1997 under the Company's defined benefit plan which would be payable for Messrs. Haas, Leitner, Donnell, Cullen and Fazzari (assuming normal retirement date) amount to approximately $27,000, $45,000, $14,000, $109,000 and $36,000.



Report of the Compensation Committee on Executive Compensation

  The Compensation Committee's responsibilities include establishing the Company's policies governing compensation of officers and other key executives of the Company. The Committee's principal objective in setting such policies is to develop a program designed to attract and retain officers and other key executives critical to the success of the Company and to reward and motivate those executives for performance which enhances the profitability of the Company and creates value for its shareholders.

 To achieve these objectives, the Compensation Committee has developed a competitive, market-driven base salary program coupled with an annual incentive cash bonus plan geared toward performance. Base salaries, prior to bonus awards, for officers and key executives have been fixed at levels believed to be within a competitive range for comparable positions in comparable companies. The President and Chief Executive Officer can receive a bonus of from 25% to 90% of base pay dependent upon the achievement of certain targeted levels of earnings per share and a return on net assets at an agreed upon percent. The
President and Chief Executive Officer of Cain's Coffee Company can receive a bonus of from 25% to 45% of base pay dependent upon a return on net assets at an agreed upon percentage of such company. The
Senior Vice President and Chief Financial Officer can receive a bonus from 12.5% to 45% of base pay dependent upon the achievement of certain targeted levels of earnings per share and a return on net assets at an agreed upon percent. The Vice President, Secretary/Treasurer can receive a bonus from 8% to 30% of base pay dependent upon the achievement of certain targated levles of earnings per share and a return on net assets at an agreed upon percent. The Senior Vice President of Retail Sales and
Marketing can receive a bonus of from 18% to 45% of base pay dependent upon sales volume, a return on net assets and operating profit at an agreed upon percent and levels. In addition, certain other officers and key executives can receive a bonus up to 45% of base pay based on specified levels of sales volume, margins, purchasing efficiencies, manufacturing plant expenditures, operating results, a return on net assets at an agreed upon percent and the achievement of certain targeted levels of earnings per share. Tying a significant portion of overall executive compensation to the achievement of performance objectives and thus making such bonus "at risk" is believed to align the financial interests of the participating executives with those of the Company and its shareholders. The bonus is only paid if the executive is employed as at the last day of the fiscal year. In addition, non-qualified stock options are also granted, from time to time, based upon long-term corporate objectives and individual circumstances. In determining long-term incentive grants, the Compensation Committee has set shareholder value creation as a priority. During fiscal 1997, no non-qualified stock options were granted to the named executives. The incentive cash bonus program for fiscal 1997 was reviewed for the Compensation Committee by a senior external compensation consulting specialist and found to utilize accepted incentive compensation techniques, including quantifiable operating objectives that must be met to receive an incentive award and structures that tie awards directly to performance through sliding scale payout schedules that include performance thresholds and payout caps.

  The base salary levels for the President and Chief Executive Officer and all other officers and key executives are reviewed and approved by the Compensation Committee based upon competitive salary data developed for the Committee in consultation with the senior external compensation consulting specialist. This data includes salaries paid to executives at comparable corporations and is affected by overall salary movement in the workplace, generally, and the food industry in which the Company operates. Salary changes are recommended to the Compensation Committee based upon a comparison between each executive's base pay and those of other companies of similar size in the food industry, the length of service of each executive and how well each executive has performed in relation to predetermined goals and other operational issues which may have arisen during the preceding year.




  Compensation for the President and Chief Executive Officer for fiscal 1997 was determined in accordance with the preceding factors. Mr. Haas' compensation also reflected his inclusion in the incentive bonus program which can provide a substantial part of his overall potential compensation dependent upon the performance of the Company.

COMPENSATION COMMITTEE

HENRY SALZHAUER
R. SCOTT SCHAFLER
DAVID S. WEIL

			      COMPANY PERFORMANCE

  The following graph shows a five year comparison of cumulative total returns for the Company, the S&P 500 composite index and a Peer
Group whose members currently constitute the S&P Midcap 400 Index for Foods and Beverages ("Midcap 400 Index"). The Midcap 400 Index includes the following companies: Dean Foods Co., Dole Food Inc., Dreyers Grand Ice Cream Inc., Flowers Inds Inc., lbp Inc., International Multifoods Corp., Lance Inc., McCormick & Co. Inc., Michael Foods Inc., Savannah Foods & Inds Inc., JM Smucker Co., Tyson Foods Inc. and Universal Foods Corp.




				     CHART










				  PENSION PLAN

  The Chock Full O'Nuts Corporation Pension Plan is a noncontributory defined benefit plan covering all non-union employees of the Company. Employees become eligible for membership in the Plan on the anniversary dates coinciding with or next following the date of attainment of age 201/2 and completion of six months of service. Participants become fully vested after 5 years of service. Prior thereto there are no benefits payable under the Plan.





The Plan provides normal retirement benefits, reduced early retirement benefits and increased post-retirement benefits which are available at the employee's option. Benefits are payable in the form of a straight life annuity or a 50% joint and survivor annuity. At Normal Retirement (age 65) or Postponed Retirement, a participant receives an annual pension payable in equal monthly installments equal to 2% of his final 5 year average compensation times credited service to a maximum of 50% of the final 5 year average compensation. Credited service includes years of service rendered after reaching age 22. The years of credited service under the Plan at July 31, 1997 of Messrs. Haas, Leitner, Donnell, Cullen, and Fazzari are 7, 17, 3, 25 and 9, respectively.

  Marvin I. Haas and Howard M. Leitner are the Trustees of the Plan.

  The table below shows the estimated annual pension benefits at normal retirement age to an employee upon retirement under the Plan.

   Final
  Average
 Earnings  15 Years 20 Years 25 Years 30 Years 35 Years
---------- -------- -------- -------- -------- --------
$300,000
and higher  $48,000 $ 64,000 $ 80,000 $ 80,000 $ 80,000
$250,000     48,000   64,000   80,000   80,000   80,000
$200,000     48,000   64,000   80,000   80,000   80,000
$150,000     45,000   60,000   75,000   75,000   75,000
$100,000     30,000   40,000   50,000   50,000   50,000
___________

Certain participants may have accured annual pension benefits in excess of those represented above prior to 1989 when certain tax law limitations become effective.




		401(k) CASH OR DEFERRED COMPENSATION PLAN


The Company maintains a tax-qualified 401(k) cash or deferred compensation plan that covers certain employees who have completed one year of service and attained age 20. Participants are permitted, within the limitations imposed by the Internal Revenue Code, to make pre-tax contributions to the plan pursuant to salary reduction agreements. The contributions of the participants are held in separate accounts which are always fully vested.


			DEFERRED COMPENSATION PLAN

  The Chock Full O'Nuts Deferred Compensation Plan for certain key executives (the "Deferred Compensation Plan") became effective August 1, 1987. The purpose of the Deferred Compensation Plan is to supplement the pension benefits available to certain officers and key employees of the Company under the Chock Full O'Nuts Corporation Pension Plan and to further the growth in the earnings of the Company by offering long-term incentives to such officers and key employees who will be largely responsible for such growth. While the arrangement is considered unfunded for tax purposes, the Company and Wachovia Bank & Trust Company have entered into a grantor trust agreement establishing a trust fund to aid the Company in accumulating the amounts necessary to satisfy its liability for deferred compensation benefits. The assets of the trust will at all times be subject to the claims of the Company's creditors. The Company will make contributions annually in an amount which will fully fund each covered executive's benefit as of his expected retirement, and will make payments of deferred compensation benefits to the extent the trust does not.

  Pursuant to the provisions of the Deferred Compensation Plan, the Compensation Committee of the Board shall determine those employees who shall be entitled to participate in the Deferred Compensation Plan and the amount of the supplemental benefits to be paid to any such participant. Upon such determination, such employee and the Company shall enter into a deferred compensation agreement which specifies the amount and rights of such participant to receive supplemental pension benefits.

  As of the date hereof there are no deferred compensation agreements outstanding under the Deferred Compensation Plan.


		     EMPLOYEE STOCK OWNERSHIP PLAN

  In November 1988, the Company's Board of Directors approved the
Chock Full O'Nuts Corporation Employee Stock Ownership Plan ("ESOP") which is a noncontributory plan established to acquire shares of the Company's common stock for the benefit of all eligible employees. In February 1990, January 1991, April 1991, May 1995, September 1995 and August 1997, the Company loaned the ESOP $1,140,000, $325,000, $675,000, $500,000, $500,000 and
$1,000,000, respectively, to be repaid in equal annual installments over eight years from the date of the loan with interest primarily at 9% and 10%. Each full-time employee of the Company who is not represented by a labor union is eligible to participate in the ESOP on the date which is one year after the date of his employment by the Company. All such participating employees are vested in those shares allocated to their specific accounts after a period of five years. Shares are allocated to participant's accounts annually based upon the annual compensation (up to $150,000) earned by each participant. As the Company makes annual contributions to the ESOP, these contributions are used to repay the loans to the Company, together with accrued interest. Deferred compensation equal to the loans has been recorded as a reduction of stockholders' equity representing the Company's prepayment of future compensation expense. As the loans are repaid, common stock is allocated to ESOP participants and deferred compensation is reduced by the amount of the principal payment on the loans. Marvin I. Haas and Howard M. Leitner are the administrators of the ESOP.

  As of the date of this proxy statement a total of 4,285 shares, 4,153 shares, 1,376 shares, 5,781 shares and 5,212 shares of common stock were allocated to each of the accounts of Messrs. Haas, Leitner, Donnell, Cullen and Fazzari, respectively.


			UNFUNDED DIRECTORS RETIREMENT PLAN

  The Board of Directors has adopted an Unfunded Directors Retirement Plan (the "Directors Plan") for directors who are not and never have been employees of the Company (the "Outside Directors"). Each Outside Director who retires from the Board with at least five full years of service as a director of the Company shall, at the latter of age 65 or on the date on which such director retires from the Board (the
"Payment Date") receive for a period of 10 years from the Payment Date an annual cash benefit payment (the "Retired Director's Fee") equal to the regular annual director's fee in effect upon such director's retirement; provided, however, that if such director is terminated as a director following a change in control (as defined in the Company's Severance Benefit Payment Plan) the balance of such director's then current term shall be credited toward his five-year service requirement and in addition, the surviving spouse of any director who dies (in office or after retirement) after meeting the foregoing age and service requirements shall receive or continue to receive such director's benefits for the balance of the 10 year period during which the deceased director was entitled thereto, and payment of such Retired Director's Fee shall terminate upon the death of any such director and such director's surviving spouse. Benefits are currently being paid to the surviving spouses of two deceased directors. As of the date hereof, three Outside Directors meet the age and service requirements for the receipt of benefits in the event of their retirement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

  The following table sets forth, as of October 7, 1997, the shares of the Company's Common Stock owned beneficially by the present directors and nominees of the Company individually and by all present directors, nominees and executive officers of the Company as a group:

	    Name of                   Common Stock       Percent
       Beneficial Owner            Beneficially Owned    of Class
------------------------------ --------------------- ------------
Marvin I. Haas                         663,257(1)(7)      6.1% (1)(7)
Howard M. Leitner                      442,624(1)(7)      4.1% (1)(7)
Mark A. Alexander                        3,020(3)           *
Norman E. Alexander                     46,179(4)           *
Martin J. Cullen                        20,112(7)           *
Stuart Z. Krinsly                        1,280(5)           *
Henry Salzhauer                        127,175(6)          1.2%
R. Scott Schafler                        3,182              *
David S. Weil                            6,796              *

All Directors and executive officers as
a group (17 persons), including the
above named persons                  1,734,496(1)(2)(7)  16.0% (1)(2)(7)
------
* Less than 1% of class.

(1) Includes 389,100 shares owned by the Chock Full O'Nuts Corporation Pension Trust of which Marvin I. Haas and Howard M. Leitner are the Trustees. See "Pension Plan".
(2) Includes 787,025 shares owned by the Chock full o'Nuts Corporation Employee Stock Ownership Plan of which Marvin I. Haas and Howard M. Leitner are the administrators. See "Employee Stock Ownership Plan".
(3) Includes 1,920 shares which would be received upon conversion of $15,000 of the Company's 8% Convertible Subordinated Debentures.
(4) Includes 44,884 shares owned by Galleon Syndication Corporation of which Norman E. Alexander owns 100% of the issued and outstanding capital stock.
(5) Represents shares which would be received upon the conversion of $10,000 of the Company's 8% Convertible Subordinated Debentures.
(6) Includes 6,075 shares which would be received upon the conversion of $50,000 of the Company's 7% Convertible Senior Subordinated
Debentures.
(7) Includes for Messrs. Haas, Leitner and Cullen, respectively, 83,333, 5,333 and 3,333 shares granted under stock option agreements which are currently exerciseable.


  The following tables sets forth, as of October 7, 1997, the shares of the Company's Common Stock owned beneficially by persons known to the Company to own more than five percent of the outstanding shares of the Common Stock of the Company:

				       Common
				       Stock              Percent
				    Beneficially            of
Name and Address                       Owned               Class
------------------------        --------------------- -----------------
Chock Full O'Nuts Corporation
Employee Stock Ownership Plan
Chock Full O'Nuts Corporation
370 Lexington Avenue
New York, New York 10017              787,025(1)           7.3%(1)
Gabelli Funds, Inc.
One Corporate Center
Rye, New York 10580                 1,694,016(2)          14.9%(2)
Dimensional Fund Advisors Inc.
1299 Ocean Avenue
11th Floor
Santa Monica, California 90401        792,991(3)           7.4%(3)
The TCW Group, Inc.
865 South Figueroa Street
Los Angeles, California  90017        892,788(4)           8.3%(4)
------





(1) See "Employee Stock Ownership Plan".
(2) Includes 371,203 shares which would be received upon conversion of $3,055,000 of the Company's 7% Convertible Senior Subordinated Debentures and 257,490 shares which would be recieved upon conversion of $2,011,000 of the Company's 8% Convertible Subordinated Debentures. This information has been reported on Amendment No. 26 to Schedule 13D on September 25, 1997.
(3) This information has been confirmed to the Company by Dimensional
Fund Advisors, Inc. on October 8, 1997.
(4) The information has been confirmed to the Company by The TCW
Group, Inc. on October 8, 1997.


	      RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Directors propose that the stockholders ratify the appointment of Ernst & Young as the Company's independent auditors for 1998. Ernst & Young has been the Company's independent auditors for the last eighteen years. The report of Ernst & Young with respect to the Company's financial statements appears in the Company's annual report for the fiscal year ended July 31, 1997. A representative of Ernst & Young will be at the annual meeting and will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment, the Directors will consider it a directive to consider other auditors for a subsequent year.

  Approval of the foregoing proposal requires the affirmative vote of a majority of the votes cast.

  The Board of Directors recommends a vote FOR this proposal.




STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the Company's 1998 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement relating to that meeting not later than July 27, 1998. Such proposals should be addressed to Martin J. Cullen, Secretary, Chock Full O'Nuts Corporation, 370 Lexington Avenue, New York, New York 10017.

				 OTHER MATTERS

  The management knows of no other business which will be presented for consideration at the Annual Meeting other than that stated in the notice of meeting, except that the minutes of the Annual Meeting of Stockholders held December 19, 1996, will be presented for approval as to form but such action is not to constitute approval or disapproval of any of the matters referred to in such minutes. If, however, any other matters shall properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote the proxies in accordance with their best judgment in such matters.

The cost of this proxy solicitation and any additional material relating to the meeting which may be furnished to the stockholders will be borne by the Company. In addition, solicitation by telephone, telegraph or other means may be made personally, without additional compensation, by officers, directors and regular employees of the Company. The Company also will request brokers, dealers, banks and voting trustees and their nominees holding shares of record but not beneficially to forward proxy soliciting material to beneficial owners of such shares, and the Company, upon request, will reimburse them for their expenses in so doing. The
Company has also retained The Altman Group to aid in solicitation of proxies at an anticipated aggregate cost of $10,000, plus reasonable out-of-pocket expenses.

  A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, without exhibits, will be provided without charge to any stockholder submitting a written request. Such request should be addressed to Martin J. Cullen, Secretary, Chock Full O'Nuts Corporation, 370 Lexington Avenue, New York, New York 10017.

			     By Order of the Board of Directors

					  MARTIN J. CULLEN
					       Secretary
Dated: New York, New York
 October 30, 1997

  CHOCK FULL O'NUTS CORPORATION

This proxy solicited by the Board of Directors for the Annual Meeting on December 12, 1997

  The undersigned hereby appoints Marvin I. Haas and Howard M.
Leitner, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of Chock Full O'Nuts Corporation to be held December 12, 1997 at 10:00 A.M., Eastern Standard Time and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of stock of the Company held or owned by the undersigned as indicated on the proposals as more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may come before the meeting.

1. Election of Directors: for a three-year term Mark A. Alexander, Jerry Columbus, Howard M. Leitner and Henry Salzhauer

  FOR all nominees  WITHHOLD authority to vote for all nominees.

  FOR all nominees, EXCEPT nominee(s) written below.
-------------------------------------------------------------------
The Board of Directors recommends a vote FOR all nominees.

2. Proposal to ratify the appointment of independent auditors for 1998.

 FOR AGAINST ABSTAIN
The Board of Directors recommends a vote FOR Proposal 2.


		(continued and to be signed on reverse side)


  The shares represented by this proxy will be voted as directed or if no direction is indicated, will be voted FOR the election of each of the nominees and FOR Proposal 2.


The undersigned hereby acknowledges receipt of the Notice of and Proxy Statement for the aforesaid Annual Meeting.

  Date and sign exactly as name appears hereon. Each joint Tenant must sign. When signing as Attorney, Executor, Trustee, etc., give full title. If signer is corporation, sign in full corporate name by authorized officer.


     ..                                         (Date of Above)

     ..                                 (Signature of Stockholder)

     ..                                 (Signature of Stockholder)